Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne, Sr. Vice President-Finance
Dover, Delaware, January 29, 2004	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS
FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2003

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) today reported results for the three months and year ended December 31, 2003.

The Company’s gross revenues were $51,310,000 compared with $51,604,000 for the fourth quarter of 2002.  A 5% decrease in gaming revenues, which include video lottery win and harness racing commissions, was offset by an increase in other revenues of $1,911,000, primarily related to higher occupancy levels at the Dover Downs Hotel and Conference Center and business interruption insurance proceeds.  Occupancy levels for the Dover Downs Hotel and Conference Center remained strong, averaging more than 94% for the quarter.

Net earnings for the fourth quarter of 2003 were $4,063,000 or $.15 per diluted share compared with $4,238,000 or $.16 per diluted share for the fourth quarter of 2002.

For the year ended December 31, 2003, gross revenues decreased 5.6% to $207,499,000 compared with $219,806,000 for 2002.  The revenue decline consisted of a 9.7% decrease in gaming revenues, primarily as a result of the Delaware Clean Indoor Air Act (the “Act”), offset by an increase in other revenues of $6,393,000, primarily related to the Dover Downs Hotel and Conference Center.

Net earnings were $17,237,000 or $.65 per diluted share compared with $21,442,000 or $ .80 per diluted share for 2002.

November 27, 2003 marked the first anniversary of the Act, which prohibits smoking in virtually all public buildings in Delaware.  During the first year of the smoking ban, the Company’s slot win declined approximately 11.3% compared to the previous year.  In December 2003, slot win increased for the first time in 2003 by approximately 7%.

To promote continued growth in gaming revenues, the Company embarked on two significant capital projects.  Construction and renovations have begun to allow for the addition of 500 slot machines by the end of the first quarter of 2004.  As part of the construction, several climate-controlled smoking areas are being built.  The Company is also installing a new slot data system for the entire casino floor.  In addition to providing the ability to promote and market the casino more efficiently, the system will allow for the conversion to ticket in/ticket out gaming.

Denis McGlynn, President and Chief Executive Officer of Dover Downs Gaming & Entertainment, Inc., noted, “We are pleased at the return to growth in December 2003.  Our continued focus on our most profitable customers through the use of the Dover Downs Hotel and Conference Center should continue to benefit the Company as we expand our casino and capitalize on our improved marketing data systems.”

The Company’s financial position remains very strong.  Operating cash flows for 2003 were $24,178,000, and the outstanding balance on the Company’s revolving credit facility was reduced from $40,890,000 at December 31, 2002 to $31,225,000 at December 31, 2003.

Dover Downs Gaming & Entertainment, Inc. began trading on the New York Stock Exchange on April 1, 2002, the first day after the effective date of the tax-free spin-off by Dover Motorsports, Inc. of its gaming business.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots – an 80,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel and Conference Center – featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and the Dover Downs Raceway – a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENT OF EARNINGS
In Thousands, Except Per Share Amounts
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Revenues:
Gaming (1)	$42,069	$44,274	$175,023	$193,723
Other operating	9,241	7,330	32,476	26,083
Gross revenues	51,310	51,604	207,499	219,806
Less - promotional allowances	5,018	4,002	18,667	13,331
	46,292	47,602	188,832	206,475

Expenses:
Gaming	33,909	35,478	138,423	148,817
Other operating	2,294	1,826	9,899	10,351
Depreciation	1,730	1,417	6,287	5,176
General and administrative	1,320	1,415	4,317	5,061
	39,253	40,136	158,926	169,405

Operating earnings	7,039	7,466	29,906	37,070

Interest expense	179	296	842	903

Earnings before income taxes	6,860	7,170	29,064	36,167

Income taxes	2,797	2,932	11,827	14,725

Net earnings	4,063	4,238	17,237	21,442

Minimum pension liability	95	(127)	127	(127)

Comprehensive earnings	$4,158	$4,111	$17,364	$21,315

Earnings per common share (2):
• Basic	$0.15	$0.16	$0.65	$0.80
• Diluted	$0.15	$0.16	$0.65	$0.80

Average shares outstanding (2):
• Basic	26,478	26,648	26,511	26,643
• Diluted	26,502	26,670	26,537	26,725

(1)               Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations.  The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)               Earnings per common share amounts and average shares outstanding for periods prior to April 1, 2002, the day after the effective date of the spin-off from Dover Motorsports, Inc., are presented on a pro forma basis to reflect such spin-off.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	December 31, 2003	December 31, 2002
ASSETS

Current assets:
Cash and cash equivalents	$14,138	$12,836
Accounts receivable	1,914	2,991
Due from State of Delaware	8,670	9,624
Inventories	1,801	1,154
Prepaid expenses and other	2,414	1,462
Receivable from Dover Motorsports, Inc.	—	793
Income taxes receivable	—	859
Deferred income taxes	878	539
Total current assets	29,815	30,258

Property and equipment, net	122,344	122,248
Total assets	$152,159	$152,506

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,516	$7,091
Purses due horsemen	7,957	9,666
Accrued liabilities	6,015	6,253
Payable to Dover Motorsports, Inc.	96	—
Income taxes payable	53	—
Deferred revenue	261	131
Total current liabilities	20,898	23,141

Notes payable to banks	31,225	40,890
Deferred income taxes	5,061	4,036

Stockholders’ equity:
Common stock	1,033	1,050
Class A common stock	1,615	1,615
Additional paid-in capital	67,454	68,960
Retained earnings	24,873	12,941
Accumulated other comprehensive loss	—	(127)
Total stockholders’ equity	94,975	84,439
Total liabilities and stockholders’ equity	$152,159	$152,506

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
In Thousands
(Unaudited)

	Year Ended December 31,
	2003	2002

Cash flows from operating activities:
Net earnings	$17,237	$21,442
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	6,287	5,176
Amortization of credit facility origination fees	31	60
Deferred income taxes	595	2,642
Changes in assets and liabilities:
Accounts receivable	1,077	320
Due from State of Delaware	954	(1,480)
Inventories	(647)	(288)
Prepaid expenses and other	(1,068)	136
Accounts payable	(575)	(3,870)
Purses due horsemen	(1,709)	2,097
Accrued liabilities	65	2,632
Payable to/receivable from Dover Motorsports, Inc.	889	(793)
Income taxes payable/receivable	912	(1,975)
Deferred revenue	130	99
Net cash provided by operating activities	24,178	26,198

Cash flows from investing activities:
Capital expenditures	(6,383)	(20,652)
Net cash used in investing activities	(6,383)	(20,652)

Cash flows from financing activities:
(Repayments of) borrowings from revolving debt, net	(9,665)	40,890
Repayment of debt to Dover Motorsports, Inc.	—	(45,000)
Credit facility origination fees	—	(137)
Dividends paid	(5,305)	(3,333)
Repurchase of common stock	(1,523)	—
Proceeds from stock options exercised	—	73
Change in payable to/receivable from Dover Motorsports, Inc.	—	1,730
Net cash used in financing activities	(16,493)	(5,777)

Net increase (decrease) in cash and cash equivalents	1,302	(231)
Cash and cash equivalents, beginning of year	12,836	13,067
Cash and cash equivalents, end of year	$14,138	$12,836